                                                          SEC File No. 333-59150
                                                Filed pursuant to Rule 424(b)(3)


PROSPECTUS SUPPLEMENT NO. 10
(To prospectus dated July 16, 2001)

                            COX COMMUNICATIONS, INC.
                        CONVERTIBLE SENIOR NOTES DUE 2021

         This prospectus supplement no. 10 supplements and amends the prospectus dated July 16, 2001, as supplemented and amended by prospectus supplement no. 1 dated August 1, 2001, prospectus supplement no. 2 dated August 21, 2001, prospectus supplement no. 3 dated August 30, 2001, prospectus supplement no. 4 dated September 11, 2001, prospectus supplement no. 5 dated October 2, 2001, prospectus supplement no. 6 dated October 12, 2001, prospectus supplement no. 7 dated October 26, 2001, prospectus supplement no. 8 dated November 21, 2001 and prospectus supplement no. 9 dated January 15, 2002, relating to the resale of Cox's convertible senior notes due 2021 and the shares of Cox's Class A common stock issuable upon conversion of the notes.

         The table and footnotes on pages 37 through 41 of the prospectus set forth information with respect to the selling holders and the respective amounts of convertible senior notes held and shares of Class A common stock beneficially owned by each selling holder that may be offered pursuant to the prospectus. This prospectus supplement amends the table in the prospectus by (i) changing the names of AIG SoundShore Holdings Ltd., AIG SoundShore Opportunity Holding Fund Ltd. and AIG SoundShore Strategic Holding Fund Ltd. to AIG DKR SoundShore Holdings Ltd., AIG DKR SoundShore Opportunity Holding Fund Ltd. and AIG DKR SoundShore Strategic Holding Fund Ltd., respectively, and (ii) replacing the information contained in the table for The Allstate Corporation with the corresponding information set forth below.

                                                     PRINCIPAL    PRINCIPAL
                                                       AMOUNT      AMOUNT AT  SHARES OF CLASS A                     SHARES OF
                                                    AT MATURITY  MATURITY OF     COMMON STOCK      SHARES OF      CLASS A COMMON
                                                      OF NOTES   NOTES OWNED     BENEFICIALLY   CLASS A COMMON   STOCK BENEFICIALLY
                                                     OWNED AND    AFTER THE      OWNED PRIOR     STOCK OFFERED      OWNED AFTER
SELLING HOLDERS                                       OFFERED     OFFERING        TO OFFERING        HEREBY         THE OFFERING
---------------                                      ----------  -----------  ----------------- ---------------  ------------------
AIG DKR SoundShore Holdings Ltd.(1) ............     11,366,000      none           613,385          187,669          425,716
AIG DKR SoundShore Opportunity  Holding
  Fund Ltd.(2) .................................      9,317,000      none           394,871          153,837          241,034
AIG DKR SoundShore  Strategic  Holding Fund
  Ltd.(3) ......................................      6,817,000      none           264,529          112,558          151,971
The Allstate Corporation(4) ....................      7,700,000      none           121,509           90,963           30,546

-----------
(footnotes on following page)


         The prospectus, together with this prospectus supplement no. 10, prospectus supplement no. 9, prospectus supplement no. 8, prospectus supplement no. 7, prospectus supplement no. 6, prospectus supplement no. 5, prospectus supplement no. 4, prospectus supplement no. 3, prospectus supplement no. 2 and prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the convertible notes and the Class A common stock issuable upon conversion of the notes.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED WHEN INVESTING IN THE NOTES OR OUR CLASS A COMMON STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or any accompanying prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is February 8, 2002.

-----------

(1) Of the shares listed as beneficially owned prior to and after the offering, 425,716 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(2) Of the shares listed as beneficially owned prior to and after the offering, 241,034 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(3) Of the shares listed as beneficially owned prior to and after the offering, 151,971 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(4) The Allstate Corporation is the parent company of Allstate Insurance Company, which is the parent company of Allstate Life Insurance Company. Allstate Insurance Company holds $3,350,000 principal amount at maturity of our Convertible Senior Notes due 2021. Allstate Life Insurance Company holds $4,350,000 principal amount at maturity of our Convertible Senior Notes due 2021 and $1,850,000 principal amount of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, Inc. Of the shares listed as beneficially owned prior to the offering, 39,575 shares of Class A common stock are beneficially owned by Allstate Insurance Company and 81,934 shares of Class A common stock are beneficially owned by Allstate Life Insurance Company. Of the shares listed as beneficially owned after the offering, 30,546 shares of Class A common stock are deliverable to Allstate Life Insurance Company upon exchange of the Cox Enterprises notes, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Allstate Insurance Company holds 44,000 of our FELINE PRIDES and 63,500 of our PRIZES. Allstate Life Insurance Company holds $5,000,000 principal amount of our 7.75% Notes due 2006, $12,500,000 principal amount of our 7.50% Notes due 2004, $10,000,000 principal amount of our 7.75% Notes due 2010, $12,850,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock) and 3,500 of our Premium PHONES.

         The following table sets forth, as of February 7, 2002, information regarding the beneficial ownership of the notes and our common stock by the selling holders. The information is based on information provided by or on behalf of the selling holders through February 7, 2002 and by the indenture trustee for the convertible notes.

                                                   PRINCIPAL      PRINCIPAL
                                                    AMOUNT        AMOUNT AT   SHARES OF CLASS A                     SHARES OF
                                                  AT MATURITY    MATURITY OF    COMMON STOCK      SHARES OF      CLASS A COMMON
                                                   OF NOTES      NOTES OWNED    BENEFICIALLY    CLASS A COMMON  STOCK BENEFICIALLY
                                                  OWNED AND       AFTER THE     OWNED PRIOR     STOCK OFFERED      OWNED AFTER
SELLING HOLDERS(1)                                OFFERED(2)      OFFERING(3)   TO OFFERING       HEREBY(4)(5)    THE OFFERING(3)
------------------                               -----------     ------------ ----------------- --------------  ------------------
AAM/Zazove Institutional Income Fund
  L.P ........................................      1,500,000         none            17,720            17,720                  0
AIG DKR SoundShore Holdings Ltd.(6) ..........     11,366,000         none           613,385           187,669            425,716
AIG DKR SoundShore Opportunity  Holding
  Fund Ltd.(7) ...............................      9,317,000         none           394,871           153,837            241,034
AIG DKR SoundShore Strategic Holding Fund
  Ltd.(8) ....................................      6,817,000         none           264,529           112,558            151,971
The Allstate Corporation(9) ..................      7,700,000         none           121,509            90,963             30,546
Argent Classic Convertible Arbitrage
  Fund (Bermuda) Ltd. ........................     10,000,000         none           118,135           118,135                  0
Argent Convertible Arbitrage Fund
  Ltd. .......................................      5,000,000         none            59,067            59,067                  0
Associated Electric & Gas Insurance
  Services Ltd. ..............................        600,000         none             7,088             7,088                  0
Bancroft Convertible Fund, Inc. ..............        750,000         none             8,860             8,860                  0
Bankers Life Insurance Company
  of New York(10) ............................         35,000         none               413               413                  0
Bay County PERS ..............................        300,000         none             3,544             3,544                  0
Bear, Stearns & Co., Inc.(11) ................      1,275,000         none           110,003            15,062             94,941
BP Amoco PLC, Master Trust ...................        700,000         none             8,269             8,269                  0
California State Automobile
  Assn. Inter-Insurance ......................      1,200,000         none            14,176            14,176                  0
Continental Assurance Company Separate
  Account(E) .................................      6,200,000         none            73,243            73,243                  0
Continental Casualty Company .................     37,500,000         none           443,006           443,006                  0
D.E. Shaw Investments, L.P.(12) ..............      6,000,000         none           186,461            70,881            115,580
D.E. Shaw Valence, L.P.(13) ..................     24,000,000         none           745,846           283,524            462,322
Deutsche Banc Alex. Brown Inc. ...............    138,350,000         none         1,634,397         1,634,397                  0
Ellsworth Convertible Growth and Income
  Fund, Inc. .................................        750,000         none             8,860             8,860                  0
Gaia Offshore Master Fund Ltd. ...............     15,000,000         none           177,202           177,202                  0
GLG Market Neutral Fund(14) ..................      2,000,000         none           313,981            23,627            290,354
Global Bermuda Limited Partnership ...........      1,000,000         none            11,813            11,813                  0
Goldman, Sachs & Co.(15) .....................        600,000         none             7,088             7,088                  0
Granville Capital Corporation(16) ............      7,200,000         none           200,637            85,057            115,580
HFR Master Fund LTD ..........................        500,000         none             5,906             5,906                  0
HighBridge International LLC(17) .............     72,000,000         none         1,139,523           850,572            288,951
HSBC Ttee Zola Managed Trust(18) .............        700,000         none            16,524             8,269              8,255
KBC  Financial  Products  (Cayman  Islands)
  Ltd. .......................................     20,000,000         none           263,270           263,270                  0
KBC Financial Products USA ...................      6,500,000         none            76,787            76,787                  0
Kerr-McGee Corporation .......................      1,200,000         none            14,176            14,176                  0
Lakeshore International Ltd. .................      2,250,000         none            26,580            26,580                  0
Lyxor MasterFund(19) .........................      1,300,000         none            23,612            15,357              8,255
Merrill Lynch Pierce Fenner & Smith
  Incorporated(20) ...........................        100,000         none             1,181             1,181                  0
MFS Total Return Fund ........................      5,750,000         none            67,927            67,927                  0
MLQA Convertible  Securities Arbitrage Ltd.
  (21) .......................................     20,000,000         none           236,270           236,270                  0
Morgan Stanley & Co. Incorporated(22) ........     35,000,000         none           413,472           413,472                  0
Onyx Fund Holdings, LDC(23) ..................     10,000,000         none           283,250           118,135            165,115
Quattro Fund, Ltd.(24) .......................      4,250,000         none            74,974            50,207             24,767
R2 Investments, LDC(25) ......................     30,000,000         none           866,261           354,405            511,856
RAM Trading LTD ..............................      5,000,000         none            59,067            59,067                  0
RET Pension Plan of the California State
  Automobile Assn ............................        300,000         none             3,544             3,544                  0
Royal Bank of Canada .........................      6,750,000         none            79,941            79,741                200
Salomon Smith Barney Inc.(26) ................     19,000,000         none           775,114           224,456            550,658
SAM Investments LDC ..........................      7,500,000         none            88,061            88,061                  0
Teachers Insurance and Annuity
  Association ................................     12,500,000         none           147,668           147,668                  0
Tribeca Investments, LLC .....................     73,000,000         none           862,385           862,385                  0
Triborough Partners QP, LLC ..................      1,750,000         none            20,673            20,673                  0
UBS AG London Branch(27) .....................        615,000         none         1,303,417             7,265          1,296,152
UBS O'Connor LLC .............................     50,000,000         none           590,675           590,675                  0

                                                   PRINCIPAL      PRINCIPAL
                                                    AMOUNT        AMOUNT AT   SHARES OF CLASS A                     SHARES OF
                                                  AT MATURITY    MATURITY OF    COMMON STOCK      SHARES OF       CLASS A COMMON
                                                   OF NOTES      NOTES OWNED    BENEFICIALLY    CLASS A COMMON  STOCK BENEFICIALLY
                                                  OWNED AND       AFTER THE      OWNED PRIOR    STOCK OFFERED      OWNED AFTER
SELLING HOLDERS(1)                                OFFERED(2)      OFFERING(3)    TO OFFERING     HEREBY(4)(5)     THE OFFERING(3)
------------------                               -----------     ------------ ----------------- --------------  ------------------
UBS Warburg LLC ...............................     7,950,000         none            93,917            93,917              0
Value Line Convertible Fund, Inc.(28) .........       700,000         none            24,780             8,269         16,511
Victory Capital Management(29) ................     3,105,000         none            98,185            36,680         61,505
White River Securities, LLC(30) ...............     1,275,000         none           110,003            15,062         94,941
Zola Partners L.P.(31) ........................     1,500,000         none            34,231            17,720         16,511
Zurich Institutional Benchmarks Master
  Fund LTD ....................................     1,500,000         none            17,720            17,720              0
Any other holder of notes or future
  transferee, pledgee, donee or
  successor of any such other holder(6) .......    73,595,000         none           869,415           869,415              0

----------------
(1) Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2) Assumes that the full amount of the notes held by the selling holder is being offered for registration hereunder.

(3) Because the selling holders may, pursuant to the prospectus, offer all or some portion of the notes they presently hold or, with respect to shares, may acquire upon conversion of such notes, we cannot predict the amount or percentage of the notes and shares that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes and shares since the date on which they provided the information regarding their notes and shares in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." The selling holders may sell all, part or none of the notes or shares listed in the table. The amounts listed in the table assume that each selling holder sells all of its notes and/or shares of Class A common stock underlying such notes.

(4) Assumes that the full amount of the notes held by the selling holder is converted into shares of Class A common stock at the conversion price and offered hereunder by such selling holder. Since we have the right to pay cash in lieu of delivering shares upon conversion, there can be no assurance that any selling holder will receive shares of Class A common stock upon conversion of its notes.

(5) The conversion price and the number of shares of Class A common stock issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." The indenture governing the notes provides that if any fractional shares of Class A common stock are issuable upon conversion of the notes, we will pay cash in lieu of such fractional shares, and accordingly, the number of shares listed in the table have been rounded down.

(6) Of the shares listed as beneficially owned prior to and after the offering, 425,716 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(7) Of the shares listed as beneficially owned prior to and after the offering, 241,034 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(8) Of the shares listed as beneficially owned prior to and after the offering, 151,971 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(9) The Allstate Corporation is the parent company of Allstate Insurance Company, which is the parent company of Allstate Life Insurance Company. Allstate Insurance Company holds $3,350,000 principal amount at maturity of our Convertible Senior Notes due 2021. Allstate Life Insurance Company holds $4,350,000 principal amount at maturity of our Convertible Senior Notes due 2021 and $1,850,000 principal amount of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, Inc. Of the shares listed as beneficially owned prior to the offering, 39,575 shares of Class A common stock are beneficially owned by Allstate Insurance Company and 81,934 shares of Class A common stock are beneficially owned by Allstate Life Insurance Company. Of the shares listed as beneficially owned after the offering, 30,546 shares of Class A common stock are deliverable to Allstate Life Insurance Company upon exchange of the Cox Enterprises notes, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Allstate Insurance Company holds 44,000 of our FELINE PRIDES and 63,500 of our PRIZES. Allstate Life Insurance Company holds $5,000,000 principal amount of our 7.75% Notes due 2006, $12,500,000 principal amount of our 7.50% Notes due 2004, $10,000,000 principal amount of our 7.75% Notes due 2010, $12,850,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock) and 3,500 of our Premium PHONES.

(10) Bankers Life Insurance Company of New York holds $80,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock).

(11) Of the shares listed as beneficially owned prior to and after the offering, 94,941 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(12) Of the shares listed as beneficially owned prior to and after the offering, 115,580 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, D.E. Shaw Investments L.P. holds 10,000 of our FELINE PRIDES.

(13) Of the shares listed as beneficially owned prior to and after the offering, 462,322 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, D.E. Shaw Valence, L.P. holds 217,500 of our FELINE PRIDES.

(14) Of the shares listed as beneficially owned prior to and after the offering, 290,354 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(15) Goldman, Sachs & Co. has performed various financial advisory and investment banking services from time to time for us and our affiliates. In addition, Goldman Sachs holds $2,500,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock).

(16) Of the shares listed as beneficially owned prior to and after the offering, 115,580 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Granville Capital Corporation holds $84,650,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock), 42,400 of our FELINE PRIDES and put options covering 150,000 shares of the Class A common stock.

(17) Of the shares listed as beneficially owned prior to and after the offering, 288,951 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. High Bridge International LLC holds 23,700 of our Premium PHONES and $104,500,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock).

(18) Of the shares listed as beneficially owned prior to and after the offering, 8,255 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, HSBC Ttee Zola Managed Trust holds 51,000 of our FELINE PRIDES.

(19) Of the shares listed as beneficially owned prior to and after the offering, 8,255 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of

         Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Lyxor MasterFund holds 51,000 of our FELINE PRIDES.

(20) Merrill, Lynch, Pierce, Fenner & Smith Incorporated is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises. In addition, Merrill Lynch Pierce Fenner & Smith Incorporated holds 734 of our Premium PHONES.

(21) MLQA Convertible Securities Arbitrage Ltd. is affiliated with Merrill, Lynch, Pierce, Fenner & Smith Incorporated. Merrill, Lynch, Pierce, Fenner & Smith Incorporated is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(22) Morgan Stanley & Co. Incorporated has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(23) Of the shares listed as beneficially owned prior to and after the offering, 165,115 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(24) Of the shares listed as beneficially owned prior to and after the offering, 24,767 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(25) Of the shares listed as beneficially owned prior to and after the offering, 511,856 shares of Class A common stock are issuable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, R2 Investments LDC holds $52,000,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock) and 451,000 of our FELINE PRIDES.

(26) Of the shares listed as beneficially owned prior to and after the offering, 550,658 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. Salomon Smith Barney is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the notes and of the 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises.

(27) Of the shares listed as beneficially owned prior to and after the offering, 1,296,152 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(28) Of the shares listed as beneficially owned prior to and after the offering, 16,511 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(29) Of the shares listed as beneficially owned prior to and after the offering, 61,505 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(30) Of the shares listed as beneficially owned prior to and after the offering, 94,941 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours.

(31) Of the shares listed as beneficially owned prior to and after the offering, 16,511 shares of Class A common stock are deliverable upon exchange of 2% Exchangeable Senior Notes due 2021 issued by Cox Enterprises, and the shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are covered by a separate resale shelf registration statement of ours. In addition, Zola Partners. L.P. holds 145,600 of our FELINE PRIDES.

(32) We may from time to time include additional selling holders and information about such selling holders' plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any other holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any Class A common stock other than the Class A common stock issuable upon conversion of the notes at the conversion rate.

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